Exhibit 99.1

International Paper to Host Investor Day on March 25, 2025 at 9:00 AM ET

MEMPHIS, Tenn., March 25, 2025 /PRNewswire/ — International Paper (NYSE: IP; LSE: IPC), the global leader in sustainable packaging solutions, will host an Investor Day in New York City today, March 25, 2025, at 9:00 AM ET. The event will include presentations, panel discussions and a question-and-answer session with International Paper Chairman and CEO Andy Silvernail, along with other members of executive management, who will discuss, among other things, International Paper’s strategic plans, updates on the DS Smith acquisition, and certain financial targets.

A live webcast, registration link and presentations slides are available on the company’s website: https://www.internationalpaper.com/investors/events-presentations. An archived copy of the webcast will be available within 24 hours following the event.

About International Paper

International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting www.internationalpaper.com.

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Contacts:

Media: Amy Simpson, 901-419-4964

Investors: José Maria Rodriguez Meis, 901-419-1731 and Michele Vargas, 901-419-7287